NEWS RELEASE
Exhibit 99.1
FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2014 THIRD QUARTER RESULTS
CHICAGO, IL, October 23, 2014 - GATX Corporation (NYSE:GMT) today reported 2014 third quarter net income of $51.3 million or $1.14 per diluted share, compared to net income of $53.8 million or $1.15 per diluted share in the third quarter of 2013. The 2013 third quarter results include a benefit of $2.8 million, or $0.06 per diluted share, from Tax Adjustments and Other Items. Details related to the Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Net income for the first nine months of 2014 was $146.5 million or $3.18 per diluted share, compared to $116.0 million or $2.45 per diluted share in the prior year period. The 2013 year-to-date results include a benefit of $4.5 million, or $0.09 per diluted share, from Tax Adjustments and Other Items.
Brian A. Kenney, president and chief executive officer of GATX, said, “Broadening strength in the North American railcar market, growing railcar manufacturing backlogs and decreasing railroad velocities all contributed to Rail North America’s impressive performance in the third quarter. The renewal rate change of our Lease Price Index (“LPI”) was a record 46.9%, the average renewal term for cars in the LPI was 68 months, and the renewal success rate was nearly 87%. Our success in placing coal cars on leases at materially improved rates and terms positively impacted the LPI.”
Mr. Kenney continued, “In Europe, the prolonged economic weakness is impacting the pace at which new and existing tank cars are placed with customers. GATX Rail Europe continues to scrap its older cars and replace them with new ones. Investment volume through the end of the third quarter was more than $120 million in Europe.
“American Steamship Company is operating 15 vessels, and sailing conditions were favorable in the third quarter. Water levels on the Great Lakes are significantly higher than in 2013, resulting in the movement of more cargo per trip. Demand is stable and customers are still replenishing inventories depleted during the severe operating conditions of last winter and spring.”
Mr. Kenney concluded, “Based on current trends, we are increasing our earnings guidance from the previously provided range of $4.15 to $4.35 per diluted share to a range of $4.30 to $4.45 per diluted share. Earnings per share in this range represent a sharp increase over 2013 results, and reflect the continued strength in the North American rail market.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $70.6 million in the third quarter of 2014, compared to $57.9 million in the third quarter of 2013. The increase in quarterly segment profit was driven by higher lease revenue resulting from higher lease rates and contributions from the recently acquired boxcar fleet.
Year to date, Rail North America reported segment profit of $237.3 million, compared to $156.4 million in the same period of 2013. The increase in year-to-date segment profit was driven primarily by higher lease revenue resulting from higher lease rates and the addition of the boxcar fleet, and higher asset remarketing income. This was partially offset by higher maintenance costs related to planned compliance work and costs associated with the boxcar fleet.
At September 30, 2014, Rail North America’s wholly owned fleet was approximately 127,000 cars, including approximately 19,000 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 98.8% at the end of the third quarter, compared to 98.6% at the end of the prior quarter and 98.5% at the end of the third quarter of 2013. During the third quarter of 2014, GATX’s Lease Price Index, a weighted average lease renewal rate for a group of railcars representative of Rail North America's fleet, increased 46.9% over the weighted average expiring lease rate. This compares to a 36.0% increase in the prior quarter and a 34.3% increase in the third quarter of 2013. The average lease renewal term for cars included in the LPI during the third quarter was 68 months, compared to 67 months in the prior quarter and 63 months in the third quarter of 2013.
Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International's segment profit was $19.7 million in the third quarter of 2014, compared to $34.8 million in the third quarter of 2013. The 2013 third quarter results include the pre-tax benefit from Other Items of $15.1 million. Excluding the impact from Other Items, third quarter segment profit was comparable to the prior year period.
Rail International reported segment profit of $59.8 million year-to-date 2014, compared to $77.8 million for the same period in 2013. The 2013 year-to-date results include the pre-tax benefit from Other Items of $17.0 million. Excluding the impact from Other Items, year-to-date segment profit was comparable to the prior year period. Increased lease revenue from higher lease rates at GATX Rail Europe (“GRE”) was offset by the absence of income from GATX’s interest in a joint venture which was sold during the third quarter of 2013, increased maintenance expense at GRE and increased depreciation expense due to new investments at GRE.
At September 30, 2014, GATX Rail Europe's fleet consisted of approximately 22,000 railcars and utilization was 95.1%, compared to 95.6% at the end of the second quarter and 96.3% at the end of the third quarter of 2013. Additional fleet statistics for GATX Rail Europe are provided on the last page of this press release.

AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported a segment profit of $15.2 million in the third quarter of 2014 compared to segment profit of $12.9 million in the third quarter of 2013. ASC carried 11.3 million net tons of cargo during the third quarter of 2014, compared to 9.7 million net tons in the prior year period. The increase in quarterly segment profit was driven by higher marine operating revenue as ASC moved more cargo in the quarter, partially offset by increased operating costs due to the operation of more vessels.
Segment profit year-to-date 2014 was $17.1 million, compared to $23.8 million year-to-date 2013. ASC carried 19.6 million net tons of cargo through the third quarter of 2014, compared to 20.2 million net tons in the prior year period. The decline in year-to-date segment profit is due to significant weather delays and resulting operational costs incurred early in the sailing season.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $16.7 million in the third quarter of 2014 compared to $17.7 million in the third quarter of 2013. The decrease in quarterly segment profit was due to the continued weakness of certain ocean-going vessels, partially offset by improved operating results of the Rolls-Royce and Partners Finance (“RRPF”) affiliates.
Segment profit year-to-date 2014 was $40.1 million, compared to $47.5 million in the same period of 2013. The decrease in year-to-date segment profit was primarily due to lower asset remarketing income in the current year, partially offset by improved operating results of the RRPF affiliates.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. With the largest railcar lease fleet in the world, GATX has been providing quality railcars and services to its customers for more than 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, visit the Company's website at www.gatx.com.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2014 third quarter results. Call details are as follows:

Thursday, October 23rd
11:00 A.M. Eastern Time
Domestic Dial-In: 1-877-397-0292
International Dial-In: 1-719-325-4758
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 7321055

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
FORWARD-LOOKING STATEMENTS
Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC, that could cause actual results or developments to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) changes in regulatory requirements for tank cars in crude, ethanol, and other flammable liquid commodity service; (2) competitive factors in our primary markets, including lease pricing and asset availability; (3) weak economic conditions, financial market volatility, and other factors that may negatively affect the rail, marine, and other industries served by us and our customers; (4) inability to maintain satisfactory lease rates or utilization levels for our assets, or increased operating costs in our primary operating segments; (5) changes to laws, rules, and regulations applicable to GATX and our rail, marine, and other assets, or failure to comply with those laws, rules and regulations; (6) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (7) financial and operational risks associated with long-term railcar purchase commitments; (8) deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs; (9) unfavorable conditions affecting certain assets, customers or regions where we have a large investment; (10) risks related to our international operations and expansion into new geographic markets; (11) inadequate allowances to cover credit losses in our portfolio or declines in the credit quality of our customer base; (12) impaired asset charges that may result from weak economic or market conditions, changes to laws, rules, and regulations affecting our assets, events related to particular customers or asset types, or portfolio management decisions we implement; (13) environmental remediation costs or a negative outcome in our pending or threatened litigation; (14) our inability to obtain cost-effective insurance; (15) operational and financial risks related to our affiliate investments, particularly where certain affiliates may contribute significantly to our consolidated operating profit; (16) reduced opportunities to generate asset remarketing income; (17) failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date hereof. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer Van Aken
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(10/23/14)
--Tabular Follows--

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Revenues
Lease revenue	$279.1	$246.7	$804.0	$722.9
Marine operating revenue	98.9	89.0	188.8	190.8
Other revenue	19.2	17.5	56.8	50.7
Total Revenues	397.2	353.2	1,049.6	964.4
Expenses
Maintenance expense	85.6	76.9	242.7	217.9
Marine operating expense	64.8	58.2	134.4	132.5
Depreciation expense	71.9	65.6	201.7	186.6
Operating lease expense	27.4	31.5	81.6	97.4
Other operating expense	8.0	6.9	21.3	19.2
Selling, general and administrative expense	45.8	42.0	133.4	129.8
Total Expenses	303.5	281.1	815.1	783.4
Other Income (Expense)
Net gain on asset dispositions	6.3	23.5	62.6	59.8
Interest expense, net	(38.1)	(41.1)	(119.6)	(125.2)
Other expense	(3.1)	(4.4)	(11.4)	(8.6)
Income before Income Taxes and Share of Affiliates’ Earnings	58.8	50.1	166.1	107.0
Income Taxes	(19.9)	(31.3)	(54.2)	(47.9)
Share of Affiliates’ Earnings (net of tax)	12.4	35.0	34.6	56.9
Net Income	$51.3	$53.8	$146.5	$116.0

Share Data
Basic earnings per share	$1.16	$1.16	$3.24	$2.49
Average number of common shares	44.4	46.2	45.3	46.5
Diluted earnings per share	$1.14	$1.15	$3.18	$2.45
Average number of common shares and common share equivalents	45.2	46.8	46.1	47.2
Dividends declared per common share	$0.33	$0.31	$0.99	$0.93

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30	December 31
	2014	2013
Assets
Cash and Cash Equivalents	$59.4	$379.7
Restricted Cash	13.9	20.3
Receivables
Rent and other receivables	81.3	80.1
Loans	100.5	122.7
Finance leases	188.1	207.3
Less: allowance for losses	(5.4)	(5.2)
	364.5	404.9

Operating Assets and Facilities	8,110.1	7,390.7
Less: allowance for depreciation	(2,425.5)	(2,320.4)
	5,684.6	5,070.3

Investments in Affiliated Companies	348.1	354.3
Goodwill	88.8	94.6
Other Assets	257.0	225.5
Total Assets	$6,816.3	$6,549.6
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$172.7	$159.6
Debt
Commercial paper and borrowings under bank credit facilities	59.2	23.6
Recourse	4,081.8	3,765.9
Nonrecourse	18.1	72.6
Capital lease obligations	6.3	8.9
	4,165.4	3,871.0

Deferred Income Taxes	941.7	891.4
Other Liabilities	205.3	230.6
Total Liabilities	5,485.1	5,152.6
Total Shareholders’ Equity	1,331.2	1,397.0
Total Liabilities and Shareholders’ Equity	$6,816.3	$6,549.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$222.6	$47.9	$1.1	$7.5	$—	$279.1
Marine operating revenue	—	—	82.7	16.2	—	98.9
Other revenue	15.7	2.3	—	1.2	—	19.2
Total Revenues	238.3	50.2	83.8	24.9	—	397.2
Expenses
Maintenance expense	65.7	11.0	8.9	—	—	85.6
Marine operating expense	—	—	52.2	12.6	—	64.8
Depreciation expense	49.7	11.9	4.5	5.8	—	71.9
Operating lease expense	25.6	—	1.8	—	—	27.4
Other operating expense	6.1	1.2	—	0.7	—	8.0
Total Expenses	147.1	24.1	67.4	19.1	—	257.7
Other Income (Expense)
Net gain on asset dispositions	4.4	0.8	—	1.1	—	6.3
Interest expense, net	(24.1)	(6.0)	(1.4)	(5.8)	(0.8)	(38.1)
Other (expense) income	(1.0)	(1.1)	0.2	(1.4)	0.2	(3.1)
Share of affiliates’ earnings (pretax)	0.1	(0.1)	—	17.0	—	17.0
Segment Profit (Loss)	$70.6	$19.7	$15.2	$16.7	$(0.6)	$121.6
Selling, general and administrative expense						45.8
Income taxes (includes $4.6 related to affiliates’ earnings)						24.5
Net Income						$51.3
Selected Data:
Investment Volume	$118.9	$45.6	$0.9	$5.0	$1.1	$171.5
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$1.2	$—	$—	$—	$—	$1.2
Residual sharing income	0.1	—	—	1.1	—	1.2
Non-remarketing disposition gains (1)	3.1	0.9	—	—	—	4.0
Asset impairment	—	(0.1)	—	—	—	(0.1)
Total Net Gain on Asset Dispositions	$4.4	$0.8	$—	$1.1	$—	$6.3

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$635.7	$142.8	$3.2	$22.3	$—	$804.0
Marine operating revenue	—	—	145.2	43.6	—	188.8
Other revenue	46.4	6.7	—	3.7	—	56.8
Total Revenues	682.1	149.5	148.4	69.6	—	1,049.6
Expenses
Maintenance expense	192.2	34.1	16.4	—	—	242.7
Marine operating expense	—	—	97.9	36.5	—	134.4
Depreciation expense	140.3	35.4	8.9	17.1	—	201.7
Operating lease expense	78.2	—	3.5	—	(0.1)	81.6
Other operating expense	16.1	3.6	—	1.6	—	21.3
Total Expenses	426.8	73.1	126.7	55.2	(0.1)	681.7
Other Income (Expense)
Net gain on asset dispositions	53.1	5.8	(0.4)	4.1	—	62.6
Interest expense, net	(74.0)	(18.4)	(4.2)	(18.7)	(4.3)	(119.6)
Other (expense) income	(4.7)	(3.8)	—	(1.1)	(1.8)	(11.4)
Share of affiliates’ earnings (pretax)	7.6	(0.2)	—	41.4	—	48.8
Segment Profit (Loss)	$237.3	$59.8	$17.1	$40.1	$(6.0)	$348.3
Selling, general and administrative expense						133.4
Income taxes (includes $14.2 related to affiliates’ earnings)						68.4
Net Income						$146.5
Selected Data:
Investment Volume	$660.7	$127.2	$16.9	$17.0	$4.8	$826.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$40.5	$0.6	$—	$0.5	$—	$41.6
Residual sharing income	4.5	—	—	3.5	—	8.0
Non-remarketing disposition gains (1)	8.1	5.3	—	—	—	13.4
Asset impairment	—	(0.1)	(0.4)	0.1	—	(0.4)
Total Net Gain on Asset Dispositions	$53.1	$5.8	$(0.4)	$4.1	$—	$62.6

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$192.2	$45.6	$1.1	$7.8	$—	$246.7
Marine operating revenue	—	—	73.0	16.0	—	89.0
Other revenue	14.3	1.9	—	1.3	—	17.5
Total Revenues	206.5	47.5	74.1	25.1	—	353.2
Expenses
Maintenance expense	58.6	10.9	7.4	—	—	76.9
Marine operating expense	—	—	47.2	11.0	—	58.2
Depreciation expense	44.9	10.8	4.1	5.8	—	65.6
Operating lease expense	29.7	—	1.8	—	—	31.5
Other operating expense	4.9	1.3	—	0.7	—	6.9
Total Expenses	138.1	23.0	60.5	17.5	—	239.1
Other Income (Expense)
Net gain on asset dispositions	20.5	1.3	—	1.7	—	23.5
Interest expense, net	(26.1)	(6.7)	(1.6)	(6.3)	(0.4)	(41.1)
Other (expense) income	(4.8)	(1.0)	0.9	—	0.5	(4.4)
Share of affiliates’ earnings (pretax)	(0.1)	16.7	—	14.7	—	31.3
Segment Profit	$57.9	$34.8	$12.9	$17.7	$0.1	$123.4
Selling, general and administrative expense						42.0
Income taxes (includes $3.7 of net benefits related to affiliates’ earnings)						27.6
Net Income						$53.8
Selected Data:
Investment Volume	$130.8	$43.7	$—	$19.3	$2.4	$196.2
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$18.1	$—	$—	$0.1	$—	$18.2
Residual sharing income	0.3	—	—	1.5	—	1.8
Non-remarketing disposition gains (1)	2.2	1.5	—	—	—	3.7
Asset impairment	(0.1)	(0.2)	—	0.1	—	(0.2)
Total Net Gain on Asset Dispositions	$20.5	$1.3	$—	$1.7	$—	$23.5

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$563.3	$132.2	$3.2	$24.2	$—	$722.9
Marine operating revenue	—	—	157.0	33.8	—	190.8
Other revenue	41.9	5.8	—	3.0	—	50.7
Total Revenues	605.2	138.0	160.2	61.0	—	964.4
Expenses
Maintenance expense	170.8	32.0	15.1	—	—	217.9
Marine operating expense	—	—	105.2	27.3	—	132.5
Depreciation expense	129.9	31.5	8.1	17.1	—	186.6
Operating lease expense	94.0	—	3.5	—	(0.1)	97.4
Other operating expense	13.9	3.6	—	1.7	—	19.2
Total Expenses	408.6	67.1	131.9	46.1	(0.1)	653.6
Other Income (Expense)
Net gain on asset dispositions	40.9	3.8	—	15.1	—	59.8
Interest expense, net	(80.5)	(17.5)	(4.8)	(19.7)	(2.7)	(125.2)
Other (expense) income	(8.9)	(0.5)	0.3	—	0.5	(8.6)
Share of affiliates’ earnings (pretax)	8.3	21.1	—	37.2	—	66.6
Segment Profit (Loss)	$156.4	$77.8	$23.8	$47.5	$(2.1)	$303.4
Selling, general and administrative expense						129.8
Income taxes (includes $9.7 related to affiliates’ earnings)						57.6
Net Income						$116.0
Selected Data:
Investment Volume	$345.9	$134.9	$11.0	$170.5	$4.5	$666.8
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$27.0	$—	$—	$8.4	$—	$35.4
Residual sharing income	3.2	—	—	6.6	—	9.8
Non-remarketing disposition gains (1)	11.5	5.3	—	—	—	16.8
Asset impairment	(0.8)	(1.5)	—	0.1	—	(2.2)
Total Net Gain on Asset Dispositions	$40.9	$3.8	$—	$15.1	$—	$59.8

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Impact of Tax Adjustments and Other Items on Net Income:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Adjustments attributable to consolidated income:
GATX income taxes on sale of AAE (1)	$—	$(23.2)	$—	$(23.2)
Foreign tax credit carryforward (2)	—	3.9	—	3.9
Adjustments attributable to affiliates' earnings:
Pretax gain on sale of AAE (1)	—	9.3	—	9.3
Gains on interest rate swaps at AAE, net of taxes (3)	—	5.2	—	6.9
Income tax rate changes (4)	—	7.6	—	7.6
Total impact on net income	$—	$2.8	$—	$4.5

Total impact on diluted earnings per share	$—	$0.06	$—	$0.09

_________
(1) Aggregate after-tax impact of the Ahaus Alstätter Eisenbahn Cargo AG (“AAE”) sale, including the $3.9 million foreign credit carryforward, was a net loss of $10.0 million.
(2) Represents benefits attributable to the utilization of foreign tax credit carryforwards.
(3) Represents unrealized gains on AAE interest rate swaps.
(4) Deferred tax adjustments due to enacted statutory rate decreases in the United Kingdom.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	9/30/2013	12/31/2013	3/31/2014	6/30/2014	9/30/2014
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,495.1	$4,573.5	$4,842.9	$4,929.8	$4,902.2
Rail International	1,203.8	1,237.2	1,269.5	1,289.3	1,220.1
ASC	303.0	287.4	282.2	314.5	304.2
Portfolio Management	848.7	835.3	837.1	842.7	814.2
Other	83.5	120.6	121.6	118.8	118.1
Total Assets, excluding cash	$6,934.1	$7,054.0	$7,353.3	$7,495.1	$7,358.8
Capital Structure
Commercial paper and bank credit facilities,
net of unrestricted cash	$(103.2)	$(356.1)	$(408.8)	$30.3	$(0.2)
On-balance-sheet recourse debt	3,621.8	3,765.9	4,310.0	4,033.9	4,081.8
On-balance-sheet nonrecourse debt	75.2	72.6	70.1	20.5	18.1
Off-balance-sheet recourse debt	624.4	727.6	639.6	642.6	562.9
Off-balance-sheet nonrecourse debt	143.1	176.8	56.5	54.7	52.9
Capital lease obligations	9.0	8.9	7.6	7.6	6.3
Total Borrowings, net of unrestricted cash	$4,370.3	$4,395.7	$4,675.0	$4,789.6	$4,721.8
Total Recourse Debt (1)	$4,152.0	$4,146.3	$4,548.4	$4,714.4	$4,650.8
Shareholders’ Equity	$1,312.1	$1,397.0	$1,423.2	$1,374.4	$1,331.2
Recourse Leverage (2)	3.2	3.0	3.2	3.4	3.5
 _________
(1) Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.
(2) Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$6,339.1	$6,549.6	$7,119.0	$6,921.1	$6,816.3
Less: cash	(172.5)	(400.0)	(461.8)	(123.3)	(73.3)
Add off-balance-sheet assets:
Rail North America	749.9	887.9	680.8	683.2	602.9
ASC	17.6	16.5	15.3	14.1	12.9
Total Assets, excluding cash	$6,934.1	$7,054.0	$7,353.3	$7,495.1	$7,358.8

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	9/30/2013	12/31/2013	3/31/2014	6/30/2014	9/30/2014
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	34.3%	37.1%	33.9%	36.0%	46.9%
Average renewal term (months)	63	60	62	67	68
Fleet Rollforward (2)
Beginning balance	108,648	107,843	107,004	106,804	106,894
Cars added	914	1,179	486	1,174	958
Cars scrapped	(294)	(251)	(368)	(387)	(440)
Cars sold	(1,425)	(1,767)	(318)	(697)	(25)
Ending balance	107,843	107,004	106,804	106,894	107,387
Utilization	98.5%	98.5%	98.5%	98.6%	98.8%
Average active railcars	106,359	105,923	105,287	105,366	105,755
Boxcar Fleet
Ending balance	2,112	2,109	19,630	19,254	19,146
Utilization	98.8%	100.0%	80.7%	90.7%	91.3%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	21,894	21,858	21,836	21,591	21,684
Cars added	258	313	125	409	481
Cars scrapped/sold	(294)	(335)	(370)	(316)	(205)
Ending balance	21,858	21,836	21,591	21,684	21,960
Utilization	96.3%	96.6%	96.0%	95.6%	95.1%
Average active railcars	21,010	21,093	20,913	20,706	20,833
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	78.3%	78.4%	79.1%	79.1%	79.3%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(0.9)%	(0.5)%	0.9%	3.2%	3.6%
Year-over-year Change in U.S. Carloadings (chemical) (4)	—%	0.5%	0.7%	1.4%	1.5%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	36.8%	31.1%	7.1%	7.0%	12.8%
Production Backlog at Railcar Manufacturers (5)	73,848	72,937	81,927	99,782	n/a (6)
American Steamship Company Statistics
Total Net Tons Carried (millions)	9.7	8.6	0.4	7.9	11.3
 _________
(1) GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures lease rate pricing on renewals within our North American railcar fleet, excluding the boxcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published as of the date of this release.